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         EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT made as of January 28, 1999, by and between SARATOGA BEVERAGE GROUP, INC., a Delaware corporation (the "Company"), and ROBIN PREVER (the "Executive").

                  WHEREAS, the Executive has been employed by the Company since April 1992 and currently serves as President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of June __, 1993 (the "Old Employment Agreement");

                  WHEREAS, the Company recognizes the Executive's substantial contribution to the growth and success of the Company and desires to assure the Company of the continued employment of the Executive as the President and Chief Executive Officer of the Company, and the Executive desires to continue such employment, upon the terms set forth in this Agreement;

                  WHEREAS, the Company and the Executive have determined to terminate the Old Employment Agreement and enter into this Agreement;

                  NOW, THEREFORE, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2.

3. TERM. This Agreement is for the four (4) year period (as may be extended, the "Term") commencing on the date hereof and terminating on the third (3rd) anniversary of such date, or upon the Executive's earlier death, disability or other termination of employment pursuant to Section 9; provided, however, that commencing on the third (3rd) anniversary of the date hereof, the Term shall automatically be extended for additional three (3) year periods unless, not later than six (6) months prior to the end of any such period, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

4.

5. POSITION. During the Term, the Executive shall serve as President, Chief Executive Officer and Chairperson of the Board (and a director) of the Company.

6.

7. DUTIES AND REPORTING RELATIONSHIP. During the Term, the Executive shall use her skills and render services to the best of her abilities in supervising and conducting the operations of the Company. As part of her duties as Chairman and Chief Executive Officer, the Executive shall be responsible for and have general supervisory control over the day-to-day operations of the Company and shall report to, and be subject to supervision by, the Board of Directors of the Company (the
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"Company Board"). The Executive shall devote a substantial portion of her business time and attention to the business and affairs of the Company consistent with her position with the Company. This Agreement shall not be construed as preventing the Executive from engaging in charitable and community affairs, giving attention to her outside investment interests or serving a member of the Board of Directors of another entity, provided that such activities do not interfere with the regular performance of her duties and responsibilities under this Agreement.

8.

9. COMPENSATION.

10.

     (a) BASE SALARY. The Executive's base salary ("Salary") hereunder shall be $200,000 per calendar year, payable in accordance with the Company's customary payroll practices, but in no event less frequently than semi-monthly. Commencing on the first anniversary of this Agreement, the Executive's Salary shall be adjusted based on the same percentage as the increase or decrease during the immediately preceding calendar year in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (1962-1984 = 100) and may be further adjusted from time to time by the compensation committee of the Company Board, in its sole and absolute discretion, but the Executive's Salary shall not at any time be less than $200,000 per calendar year.

     (a) ANNUAL BONUS. The compensation committee of the Company Board shall set goals on an annual basis (by March 1 of each fiscal year for such fiscal year) for the Executive's performance as an officer of the Company, and shall cause the Company to pay to her an annual bonus in addition to the Salary based on the achievement by the Executive of such goals.

     (a) STOCK OPTIONS. The Company hereby agrees to cause the issuance to the Executive of stock options ("Stock Options") to purchase 300,000 shares of Class A common stock, $.01 par value, of the Company as of the date of this Agreement or soon thereafter as practicable. All such Stock Options shall be non-qualified stock options and shall be issued pursuant to, and in accordance with, the Company's 1998 Stock Option Plan (the "Plan"). Each Stock Option shall be exercisable at a price equal to the Fair Market Value (as defined in the Plan) of the Class A common stock, $.01 par value, of the Company on the date of issuance of such Stock Option (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Plan and shall vest over a three year period from the date of grant at a rate of 33% per year, commencing with the first anniversary of the date of grant. Executive's vested Stock Options shall be exercisable for a period of ten (10) years from the date of issuance. Upon the termination of the Agreement,

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     any unvested Stock Options shall lapse, and Executive shall have one (1)
     year from the date of termination of her employment with the Company, for any reason, to exercise any vested Stock Options.

1. VACATION, HOLIDAYS AND SICK LEAVE. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers, which policies shall provide the Executive with benefits no less favorable than those provided to any other senior executive officer of the Company. Such vacation may be taken, in the Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

1. BUSINESS EXPENSES. The Company recognizes that the Executive will incur expenses in connection with her duties hereunder and the business of the Company. The Company agrees to provide the Executive with a corporate American Express Card in order to pay such expenses and to otherwise reimburse the Executive for all such expenses paid or incurred by her (and/or, if requested by the Executive, to advance the Executive amounts required to cover such expenses) in connection with her employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedures.

2.

3. PENSION AND WELFARE BENEFITS; PERQUISITES. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee and compensation arrangements (collectively, the "Employee Benefits") available to officers of the Company generally, which Employee Benefits shall (i) provide the Executive with benefits no less favorable than those provided to any other senior executive officer of the Company and (ii) be no less favorable than the Employee Benefits in place as of the date of this Agreement. During the Term, the Company shall pay, on a monthly basis, the Executive an automobile allowance of $750 per month or, at the option of the Executive, shall provide the Executive with the use of an automobile. In addition, during the Term, the Company shall provide the Executive with such other perquisites as the Company Board shall deem appropriate. Nothing contained herein shall be deemed a waiver by Executive of, or diminish or modify, any vested rights which Executive may have or may hereafter acquire under any employee benefit plan of the Company.

4.

5. TERMINATION OF EMPLOYMENT. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

6.
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     (a) DEATH OR DISABILITY.

          (i) The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

          (i) If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from her duties with the Company for any six (6) consecutive months or two hundred forty (240) days in any consecutive three hundred sixty-five (365) day period, then the Company may terminate the Executive's employment hereunder for "Disability."

     (i) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean the willful failure or refusal by the Executive to perform her duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) days after the written demand for substantial performance is delivered to the Executive by the Company Board, which demand identifies the manner in which the Company Board believes that the Executive has not performed such duties, or the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, fraud, embezzlement, theft and conduct described in
     Section 13). Notwithstanding the foregoing, the Executive's employment hereunder shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the Company Board (other than the Executive) (after written notice to the Executive and a reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Company Board), finding that the Executive should be terminated for Cause.

     (i) TERMINATION BY THE EXECUTIVE. The Executive shall be entitled to terminate her employment hereunder for Good Reason or if her health should become impaired to an extent that makes her continued performance of her duties hereunder hazardous to her physical or mental health, provided that the Executive shall have furnished the Company with a written statement from a licensed doctor to such effect and provided further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such other doctor shall have concurred in the conclusion of the Executive's doctor. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, the assignment to the Executive of any duties inconsistent with, or any material


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     diminution of, the Executive's positions, titles, offices, duties, responsibilities or status with the Company; the relocation of the Company's principal executive offices to a location more than fifty (50) miles from Saratoga Springs, New York or Boca Raton, Florida or the Company's requiring the Executive to be based anywhere other than Saratoga Springs, New York or Boca Raton, Florida, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations; or the failure by the Company to pay on a timely basis to the Executive any portion of the Executive's then current compensation.

     (a) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
     Section 17. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination by the Executive for Good Reason shall be deemed to be timely if such notice is delivered to the Company within fifteen (15) days of the occurrence of any event (even if such fifteen (15) day period expires after the end of (so long as it commences during) the Term).

     (i) DATE OF TERMINATION. "Date of Termination" shall mean if the Executive's employment is terminated because of death, the date of the Executive's death, if the Executive's employment is terminated for Disability, the date Notice of Termination is given, if the Executive's employment is terminated for Cause, the date of delivery to the Executive of the resolution of the Company Board referenced in Section 9(b) or if the Executive's employment is terminated pursuant to Section 9(c) hereof or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Good Reason shall not be less than fifteen (15) days nor more than sixty (60) days from the date such Notice of Termination is given, and in the case of a termination for any other reason shall not be less than thirty (30) days from the date such Notice of Termination is given.

1. COMPENSATION DURING DISABILITY, DEATH OR UPON TERMINATION.

2.

     (a) During any period that the Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive her full Salary at the rate then in effect for such period until her employment is terminated pursuant to Section 9(a)(ii) hereof, provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable

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     to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

     (a) If the Executive's employment is terminated by her death or Disability, the Company shall pay all amounts due to the Executive under
     Section 5 through the Date of Termination plus all other amounts to which she is entitled under any compensation or benefit plan or program of the Company, in each case in accordance with Section 8, if applicable, and the Company shall have no further obligation to the Executive under this Agreement.

     (a) If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive her full Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which she is entitled under any compensation or benefit plan or program of the Company, and the Company shall have no further obligation to the Executive under this Agreement.

     (A) If, other than following a change in control, the Company shall terminate the Executive's employment in breach of this Agreement, or the Executive shall terminate her employment for Good Reason, then

          (i) the Company shall pay the Executive her full Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation or benefit plan or program of the Company, at the time such payments are due; and

          (i) in lieu of any further Salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay the Executive an aggregate amount equal to the product of (1) the sum of (x) the Executive's annual Salary rate in effect as of the Date of Termination and (y) the average of the annual bonuses, if any, actually paid to the Executive pursuant to Section 5(b) hereof with respect to the two (2) most recently completed fiscal years during the Term (including for these purposes the term of the Old Employment Agreement) prior to the Date of Termination, and (2) the number of years (including partial years) remaining in the Term plus one (1) year; such amount to be paid, in the Executive's sole and absolute discretion, either (I) in a lump sum on the first day of the month following the termination or (II) in substantially equal monthly installments during the period commencing with the month

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          immediately following the month in which the Date of Termination occurs and ending with the month corresponding to the end of the Term hereunder.

          (e) If (1) the Executive's employment shall be terminated for any reason, other than for Cause, death or Disability, within six (6) months following a change in control (as hereinafter defined) of the Company or
     (2) if the Executive terminates her employment immediately upon a change of control, then

          (i) the Company shall pay the Executive her full Salary through the Date of Termination at the rate in effect at the time of termination plus all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation or benefit plan or program of the Company, at the time such payments are due; and

          (i) in lieu of any further payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay the Executive an aggregate amount equal to the product of (1) the sum of the (x) Executive's annual Salary rate in effect as of the Date of Termination and (y) the average of the annual bonuses, if any, actually paid to the Executive pursuant to Section 5(b) hereof with respect to the two (2) most recently completed fiscal years during the Term (including for these purposes the term of the Old Employment Agreement) prior to the Date of Termination, and (2) the number of years (including partial years) remaining in the Term plus one (1) year; such amount to be paid, in the Executive's sole and absolute discretion, either (I) in a lump sum on the first day of the month following the termination or (II) in substantially equal monthly installments during the period commencing with the month immediately following the month in which the Date of Termination occurs and ending with the month corresponding to the end of the Term hereunder.

     For purposes of this Agreement, a "change in control" of the Company shall mean (A) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or the Executive or an entity directly or indirectly controlled by the Executive, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities; (B) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company

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     outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (C) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (D) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (B) of this subsection) whose election by the Company Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

          (f) If the Executive shall terminate her employment under clause (B) of Section 9(c) hereof, the Company shall pay the Executive her full Salary through the date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which she is entitled under any compensation or benefit plan or program of the Company, and the Company shall have no further obligations to the Executive under this Agreement.

          (g) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise and the amount of any payment or benefit provided for in this
     Section 10 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits or otherwise.

1. REPRESENTATIONS AND WARRANTIES.

2.

     1. The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

     1. The Executive represents and warrants that she is not a party to any agreement or instrument which would prevent her from entering into or performing her duties in any way under this Agreement.

1. SUCCESSORS; BINDING AGREEMENT.

2.


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     1. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     1. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by her, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amount would still be payable to her hereunder had the Executive continued to live, all such amounts, unless otherwise proved herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or, if there is not such designee, to her estate.

1. CONFIDENTIALITY AND NON-COMPETITION COVENANTS.

     1. The Executive covenants and agrees that she will not any time during and after the end of the Term, directly or indirectly, use for her own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information as hereinafter defined) of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer, supplier, distributor and bottler lists and other information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by the Executive, (y) becomes available to the Executive on a non-confidential basis from a source other than the Company or (z) was available to the Executive on a non-confidential basis prior to its disclosure to the Executive by the Company. It is specifically understood and agreed by the Executive that any Confidential Information received by the Executive during her employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event that the Executive's employment is terminated hereunder for any reason, she immediately shall return to the Company all Confidential Information in her possession.
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     1. The Executive covenants and agrees that during the Term and for a period of two (2) years following the termination of the Executive's employment, the Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which compete with any business in which the Company is engaged at the time of the Executive's termination of employment (i.e., the bottled water or the fresh juice beverage industry in the same geographic area in which the Company or its subsidiaries operate or sell goods). Notwithstanding anything herein to the contrary, this Section 13 shall not prevent the Executive from acquiring securities representing not more than five percent (5%) of the outstanding voting securities of any publicly-held corporation.

     1. The Executive and the Company agree that the covenant of non-competition is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, the Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 13.

1. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements (including the Old Employment Agreement), whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, she does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

2.

3. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

4.

5. INDEMNIFICATION; LEGAL FEES. The Company shall indemnify the Executive and hold her harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by her, or in the course of performing services hereunder, within the scope of her employment hereunder, in accordance with the Company's charter and by-laws. The Company shall bear, or reimburse the Executive for, all legal fees incurred by her in connection with entering into this Agreement. If either

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party institutes any action or proceedings to enforce any rights the party has under this Agreement or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

6.

7. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to the Company, to:

                  Saratoga Beverage Group, Inc.
                  11 Geyser Road
                  Saratoga Springs, New York  12866
                  Attention:  Chief Financial Officer
                  Fax No.:  (516) 584-6038

If to the Executive, to:



                  Fax No:  (561) 392-9267

                  Any notice delivered personally or by courier under this
Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

1. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

2.

3. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

4.

5. GOVERNING LAW; ARBITRATION. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Any controversy between the parties hereto relating to this Agreement, or to the meaning or performance thereof, shall be settled by arbitration in accordance with the rules and regulations of the American Arbitration Association then in force and effect. Judgment on any award rendered in such arbitration may be entered in any court having jurisdiction.

6.

7. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

8.

9. WITHHOLDINGS. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

10.

11.
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12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.

14. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

15.

16.                                 SARATOGA BEVERAGE GROUP, INC.

17.

18.

19.                                 By:
                                    -------------------------------------------
20.                                 Name:
21.                                 Title:

22.

23.

24.

25.
                                    -------------------------------------------
26.                                 Robin Prever